Exhibit 99.1

Citius Pharmaceuticals Announces Positive Results from the Phase 2b Study of Halo-Lido (CITI-002) for the Treatment of Hemorrhoids

CITI-002 provides a meaningful reduction in symptom severity when compared to individual components alone

Dose for Phase 3 trial selected; Citius to schedule end of Phase 2 meeting with the FDA

Trial validates Patient Reported Outcome (PRO) instrument developed to support a pivotal Phase 3 study

CRANFORD, N.J., June 20, 2023 -- Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) (Nasdaq: CTXR) today announced results from the Company’s Phase 2b clinical study of Halo-Lido (CITI-002), a topical formulation for the relief of hemorrhoid symptoms. This trial was designed to assess the efficacy of the combination product, select the appropriate dose and endpoints for a Phase 3 trial and to validate the PRO. The high dose formulation of CITI-002, a lidocaine and halobetasol propionate combination formulation, provided a meaningful reduction in symptom severity, as reported by patients, when compared to individual components alone. Moreover, there were no reported significant adverse events and CITI-002 was well tolerated by patients in the study. Citius intends to schedule an end of Phase 2 meeting with the U.S Food and Drug Administration (FDA) to begin planning the next steps in the regulatory and clinical development program for CITI-002.

CITI-002 Phase 2b Trial Overview

Approximately 300 adults with a clinical diagnosis of symptomatic hemorrhoids were enrolled in the Halo-Lido Phase 2b study (NCT05348200), a multi-center, randomized, dose-ranging, double-blind, parallel group comparison clinical trial. The study assessed a high dose (CITI-002H) and low dose (CITI-002L) formulation of the combination drug products in comparison to the single active drug monads: high dose halobetasol, low dose halobetasol and lidocaine.

Recently, there has been a shift from the use of traditional clinical analysis and outcomes to patients’ perspectives and patients’ experiences in assessing treatment efficacy. Following the 21st Century Cures Act, higher emphasis is placed on using Patient Reported Outcome (PRO) instruments in clinical trials. Currently, for hemorrhoidal disease, there are no validated clinical outcomes assessment (COA) tools available in the US. The FDA directed Citius to develop a “fit for purpose” PRO instrument to assess the efficacy of treatments in this disease. Symptom intensity and impact data (Hemorrhoid Quality of Life Index or HQLI) were recorded by patients utilizing a proprietary mobile-enabled Patient Reported Outcome (PRO) instrument developed by Citius for this study.

Data collected using the Hemorrhoid Quality of Life Index (HQLI) was analyzed to derive a meaningful change threshold (MCT) to test for the change in hemorrhoidal symptoms considered relevant to the patient during and following treatment.

CITI-002 Phase 2b Trial Results

Treatment effect on hemorrhoidal symptoms was analyzed using the MCT. At the end of the 7-day treatment period, 42% of the patients in the high dose CITI-002 (CITI-002H) group reached MCT compared to patients treated with high dose halobetasol alone (29%) or patients treated with lidocaine alone (21%).  Moreover, proportionally more patients in the CITI-002H cohort reported meaningful and statistically significant improvement as compared to patients treated with lidocaine alone (CMH test, p = 0.035).

We additionally assessed clinical treatment efficacy outcomes during 7-day treatment and 7-day follow-up periods using an analysis of covariance, which analyzed changes from baseline. Substantial improvements were seen across all active treatment groups. Although no statistical significance was determined in the changes between the comparison groups, directionally the data signaled that the combination products provided faster relief compared to individual monads, and the relief persisted after completing treatment.

In addition, results from the study indicated that there were no material clinical safety concerns across the five active treatment groups during the 7-day treatment or follow-up periods.  There were no serious adverse events reported.

Data from the Phase 2b trial confirmed that the HQLI is appropriate to measure patient-reported changes in hemorrhoidal symptoms. Consequently, Citius believes the instrument can be used in future Phase 3 trial development. Citius is actively pursuing intellectual property protections for its groundbreaking work in developing the fit for purpose PRO instrument and has filed patent applications on its CITI-002 formulations.

Based on the positive clinical results utilizing the Meaningful Change Threshold analysis, Citius plans to present this data at the end of Phase 2 meeting with the FDA.

“We are extremely pleased that we met several key objectives with this Phase 2b trial. Moreover, we have identified an endpoint for meaningful symptom relief utilizing a combination product, selected a dose for a Phase 3 trial, and robustly validated our proprietary PRO as a data collection tool for the next study. The trial showed that proportionately more patients experienced symptom relief with high dose CITI-002 than patients treated with lidocaine or halobetasol alone. With its excellent safety profile and ease of administration for patients as a topical cream, we believe CITI-002 could be an important advancement in the treatment of hemorrhoids. Our preference is to seek a development partner to further advance CITI-002; we plan to initiate that process after determining our next steps in the development of CITI-002,” stated Mr. Leonard Mazur, Chairman and CEO of Citius.

“To solidify our intellectual property position, we will continue to expand our patent portfolio with pending patent applications for both the formulation and the proprietary assessment of hemorrhoid treatment using PROs. We expect this will support a compelling competitive advantage through 2044, should CITI-002 gain approval in the future,” added Mr. Mazur.

Dr. Myron Czuczman, Chief Medical Officer of Citius stated, “The encouraging Phase 2b results indicate that CITI-002 may have the potential to provide patients with relief from the pain and discomfort associated with hemorrhoids. As far as we know, this is the first study of its kind, utilizing a novel PRO, conducted in hemorrhoid patients. We now better understand how to design the pivotal Phase 3 study with relevant end points and look forward to further use of our proprietary PRO tool to evaluate efficacy. Moreover, the current results reinforce our confidence in the safety and tolerability of CITI-002 and strongly support further evaluation of CITI-002 in a Phase 3 study. We are looking forward to sharing the Phase 2b data with the FDA and seeking guidance for further development of this drug.”

About Halo-Lido (CITI-002)

CITI-002 is a proprietary topical formulation intended to provide symptomatic relief to individuals suffering from hemorrhoids. Hemorrhoids are a gastrointestinal disorder characterized by pain, swelling, itching, tenderness, and bleeding. Although hemorrhoids are not life-threatening, individual patients often suffer painful symptoms that can limit social activities and have a negative impact on the quality of life. More than half of the U.S. population will experience hemorrhoidal disease at least once in their life. Each year, nearly 10 million patients in the U.S. report symptoms.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company’s diversified pipeline includes two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections, which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and I/ONTAK (E7777), a novel IL-2R immunotherapy for an initial indication in CTCL, for which a BLA is under review by the FDA.  Mino-Lok® was granted Fast Track designation by the FDA. I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and PTCL. At the end of March 2023, Citius completed enrollment in its Phase 2b trial of CITI-002, a topical formulation for the relief of hemorrhoids. For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “plan,” “should,” and “may” and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks relating to the results of research and development activities, including those from existing and new pipeline assets, including CITI-002; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; our ability to commercialize our products if approved by the FDA; patent and intellectual property matters; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; the early stage of products under development; our need for substantial additional funds; our dependence on third-party suppliers; our ability to procure cGMP commercial-scale supply; market and other conditions; our ability to attract, integrate, and retain key personnel; risks related to our growth strategy; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19 and could be impacted by any future public health risks. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on December 22, 2022 and updated by our subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact:

Ilanit Allen

ir@citiuspharma.com

908-967-6677 x113

Media Contact:

STiR-communications

Greg Salsburg

Greg@STiR-communications.com

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